Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 3rd of May, 2013 (the “Effective Date”), by and between Nova Lifestyle, Inc., a Nevada corporation (the “Company”), and Thanh H. Lam, an individual resident of the State of California (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement, dated as of June 30, 2011, as amended (the “Original Agreement”), pursuant to which the Employee serves as an officer of the Company;

WHEREAS, the Company and Employee desire to amend and restate the Original Agreement in its entirety and to set forth the terms of Employee’s engagement with the Company from and after of the date hereof;

WHEREAS, this Agreement supersedes all prior oral and written communications, correspondence, letters and negotiations between the parties and their affiliates, including the Original Agreement, with the terms set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants in this agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

1. Definitions.  For purposes of this Agreement, the following capitalized terms shall have the definitions set forth below.  Other capitalized terms used in this Agreement that are not defined in this Section 1 shall have the definitions given them in this Agreement.

(a) “Board” means the Board of Directors of the Company.

(b) “Business” means the business of providing services for expositions, conventions, corporate events and exhibits for clients of the Company.

(c) “Cause” means:

(i) commission by Employee of a felony;

(ii) Employee’s insobriety, abuse of alcohol or use of drugs;

(iii) Employee’s engaging in fraud, misappropriation, embezzlement, bribery, deceit or other unlawful act or similar acts involving dishonesty or moral turpitude on the part of Employee;

(iv) Employee’s insubordination, commission of an act of dishonesty, gross negligence, self dealing, willful misconduct, deceit or other unlawful act in connection with the performance of Employee’s duties hereunder, including without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company

(v) Employee’s willful act or gross negligence having the effect of injuring the reputation, business or business relationships of the Company and its subsidiaries or affiliates;

(vi) Employee’s disregard of policy directives from the Board;

(vii) Employee’s violation of any fiduciary obligation to the Company;

(viii) Employee’s violation of any provision of the policies, work rules, procedures or standards of the Company;

(ix) Employee’s failure to perform her duties under this Agreement; or

(x) Employee’s violation of any covenant or obligation under this Agreement or any other agreement with the Company.

For purposes of subparts (iv) through (ix) above, Employee shall have thirty (30) days following notice by the Company to cure such act or failure to act; provided, however that if such act or failure to act is not capable of being cured, then Employer may immediately terminate Employee.  In the event of a second act or failure to act covered by any of subparts (iv) through (ix) above, then Employer may immediately terminate Employee without any additional notice or right to cure.

(d) “Confidential Information” means any data or information concerning the Company, its subsidiaries, or the operations of the Company or its subsidiaries, other than Trade Secrets, without regard to form, that is valuable to the Company and is not generally known by the public or competitors of the Company or its subsidiaries.  To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, lists (whether or not in writing) of the current or potential customers of the Company or its subsidiaries, lists of and other information about the executives and employees of the Company or its subsidiaries, financial information (whether or not in writing) that has not been released to the public by the Company or its subsidiaries, marketing techniques, artwork, any and all processes, strategies, acquisition strategies, manufacturing techniques, technology plans, formulas, price lists, pricing policies, and the business methods, contracts and contractual relations of the Company or its subsidiaries with their respective customers and suppliers and future business plans.  Confidential Information also includes any information or data described above which the Company or any subsidiary obtains from another party and which the Company or such subsidiary treats as proprietary or designates as confidential information whether or not owned or developed by the Company or such subsidiary.

(e) “Disability” means that the Employee qualifies for benefits under the long-term disability plan or policy maintained by the Company, or, in the absence of such a plan or policy, a physical or mental impairment renders Employee substantially incapable of performing the essential functions of her job, with or without reasonable accommodations as contemplated by Americans with Disabilities Act.

(f) “Trade Secret” means information of the Company or its subsidiaries, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a design, a process, financial data, financial plans, product plans, technology plans, marketing plans, acquisition strategies, strategic plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also includes any information or data described above which the Company or any subsidiary obtains from another party and which the Company treats as proprietary or designates as trade secrets, whether or not owned or developed by the Company or such subsidiary.

(g) “Work Product” means all discoveries, designs, artwork, Trade Secrets, Confidential Information, trademarks, data, analyses, materials, formulas, strategic plans, acquisition strategies, research, documentation, computer programs, information technology systems, communication systems, audio systems, manufacturing systems, system designs, inventions (whether or not patentable), copyrightable subject matter, works of authorship, and other proprietary information or work product (including all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information, moral rights and other property rights), which Employee has made or conceived, or may make or conceive, either solely or jointly with others, while providing services to the Company or its subsidiaries or with the use of the time, material or facilities of the Company or its subsidiaries or relating to any actual or anticipated business of the Company or its subsidiaries known to Employee while employed at the Company, or suggested by or resulting from any task assigned to Employee or work performed by Employee for or on behalf of the Company.

2. Employment, Duties and Term.

(a) Subject to the terms hereof, the Company hereby employs Employee to serve as President of the Company, and Employee accepts such employment with the Company on the terms set forth in this Agreement.  In such capacity, Employee shall perform the duties appropriate to such office or position, and such other duties and responsibilities commensurate with such position as are assigned to him from time to time by the Board or its designee(s).  Employee agrees that she will devote her full working time and best efforts to the performance of her duties under this Agreement for and on behalf of the Company, and will not work for anyone else or engage in any activity in competition with or detrimental to the Company.

(b) Unless earlier terminated as provided herein, Employee’s employment under this Agreement shall be for an initial term commencing on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date (the “Initial Term”).  Unless earlier terminated as set forth herein, at the conclusion of the Initial Term this Agreement will automatically renew for additional one-year renewal terms, unless either Employee or the Company notifies the other in writing of its desire not to renew at least ninety (90) days prior to the conclusion of the then current term.  The date on which this Agreement is terminated or expires as provided herein is herein called the “Termination Date,” and the period from the Effective Date through the Termination Date is herein called the “Term.”

3. Compensation.

(a) Base Compensation.  In consideration of the services rendered by Employee, and subject to the terms and conditions hereof, the Company will pay Employee during the Term an annual base salary of Eighty Thousand Dollars ($80,000), which may be modified by the Board from time to time (the “Base Compensation”).  Such Base Compensation shall be payable in accordance with the regular payroll practices of the Company.

(b) Equity Incentive.  As soon as practicable after the Effective Date, the Company shall issue to Employee two hundred thousand (200,000) shares of the Company’s common stock (the “Incentive Shares”). The Incentive Shares shall be subject to an equity award agreement to be entered into between the Company and Employee.

(c) Discretionary Bonus.  At the sole discretion of the Board, or any committee duly designated by the Board and authorized to act thereto, Employee shall be eligible to receive an annual cash bonus.

(d) Benefits.  During the Term, Employee shall be entitled to participate in any other employee benefit plans generally provided by the Company to its full-time employees, including with regard to vacation and paid-time off, but only to the extent provided in such employee benefit plans and for so long as the Company provides or offers such benefit plans.  The Company reserves the right to modify, amend or terminate such benefit plans at any time without prior notice.

(e) Expense Reimbursement.  During the Term, Employee shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted from time to time, for all reasonable and necessary expenses incurred by Employee in connection with the performance of Employee’s duties of employment hereunder; provided that Employee submits a written request for payment to the Company, accompanied with such evidence of fees and expenses as the Company may reasonably require and as may be needed to comply with applicable rules under the Internal Revenue Code of 1986, as amended, and the formal guidance thereunder.  Any such payment made by the Company pursuant to this paragraph shall be made no later than March 15th of the year following the year in which the expense is incurred (as required Section 409A of the Internal Revenue Code of 1986, as amended, and the formal guidance thereunder).

4. Termination.

(a) This Agreement may be terminated during the Term as follows:

(i) by mutual agreement of the Company and Employee;

(ii) by the Company, immediately, without any advance notice from the Company, for Cause;

(iii) by the Company, upon the death or Disability of Employee;

(iv) by the Company, upon ten (10) days prior written notice, without Cause; or

(v) by Employee, upon ninety (90) days prior written notice.

(b) Upon any termination or expiration of this Agreement, the Company shall pay to Employee all Base Compensation earned or accrued through the Termination Date, and thereafter all payments by the Company to Employee shall cease.

(c) The obligations of the parties under Sections 3(e) and 4(b) shall survive the termination or expiration of this Agreement and shall not be extinguished thereby.

5. Confidential Relationship and Protection of Trade Secrets and Confidential Information.  In the course of Employee’s employment by the Company, Employee has had access to and will have access to the Company’s most sensitive and most valuable Trade Secrets, proprietary information, and Confidential Information concerning the Company and its subsidiaries, their present and future business plans, development projects, artwork, designs, products, formulas, suppliers, customers, acquisition strategies and business affairs which constitute valuable business assets of the Company and its subsidiaries, the use, application or disclosure of any of which will cause substantial and possible irreparable damage to the business and asset value of the Company.  Accordingly, Employee accepts and agrees to be bound by the following provisions:

(a) At any time, upon the request of the Company and in any event upon any termination or expiration of this Agreement, Employee will deliver to the Company all analyses, strategies, plans, acquisition strategies, artwork, technology plans, memoranda, notes, records, drawings, manuals, files or other documents, and all copies of each, concerning or constituting Confidential Information or Trade Secrets and any other property or files belonging to the Company or any of its subsidiaries that are in the possession of Employee, whether made or compiled by Employee or furnished to or acquired by Employee from the Company.

(b) In order to protect the Trade Secrets and Confidential Information, Employee agrees that:

(i) Employee shall hold in confidence the Trade Secrets.  Except in the performance of services for the Company, Employee shall not at any time use, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or any portion thereof.

(ii) Employee shall hold in confidence the Confidential Information.  Except in the performance of services for the Company, Employee shall not, at any time during the Term of this Agreement and for two (2) years thereafter, use, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Confidential Information or any portion thereof.

6. Restrictive Covenants.

(a) Noncompete.  Employee acknowledges and agrees that she is being engaged as a member of the Company’s executive and management personnel.  During the term of this Agreement and in the event that this Agreement expires or is terminated for any reason, then for a period of six (6) months after the Termination Date, Employee shall not, without the prior written consent of the Company, directly or indirectly, serve in an executive or management capacity, including as an officer or director, or otherwise perform or undertake any duty or responsibility substantially similar to any duty or responsibility she performed or had undertaken for the Company, on her behalf or in the service of or on behalf of any person, firm, partnership, corporation or unincorporated association or entity of any kind which is engaged in the Business anywhere within any territory in which the Company does business with respect to the business of the Company or any of its affiliates as such business shall be conducted on the date hereof or during the employment of Employee under this Agreement (collectively, the “Territory”).  The parties acknowledge and agree that the foregoing description of the Territory is reasonable and embodies locations where the Company currently conducts the Business or reasonably expects to conduct the Business in accordance with the Company’s business plan.

(b) Nonsolicitation of Suppliers and Customers.  Employee agrees that Employee will not, during the term of this Agreement and, in the event of any termination or expiration of this Agreement, for a period of six (6) months after such Termination Date, without the prior written consent of the Company, either directly or indirectly, on her own behalf or in the service of or on behalf of others, (i) solicit, contact, call upon, communicate with or attempt to communicate with any supplier of goods or services to the Company or its subsidiaries or any customer of the Company or its subsidiaries or prospective customer of the Company or its subsidiaries, or any representative of any customer or prospective customer of the Company or its subsidiaries, with a view to sale or providing of any product, deliverable or service competitive or potentially competitive with any product, deliverable or service sold or provided or under development by the Company or its subsidiaries during the period of two (2) years immediately preceding the Termination Date (provided that the foregoing restrictions shall apply only to customers or prospective customers of the Company, or representatives of customers or prospective customers of the Company, with which the Employee had material contact during the two (2) year period immediately preceding the Termination Date); (ii) solicit, induce or encourage any supplier of the Company to terminate or modify any business relationship with the Company; or (iii) otherwise take any action which may reasonably be anticipated to interfere with or disrupt any past, present or prospective business relationship, contractual or otherwise, between the Company and any customer, supplier or agent of the Company.  The actions prohibited by this Section 6(b) shall not be engaged in by the Employee directly or indirectly, whether as employee, independent contractor, manager, salesperson, agent, technical support technician, sales or service representative, or otherwise.

(c) Nonrecruit.  Employee agrees that, in the event of any termination or expiration of this Agreement, Employee will not, for a period of six (6) months after such Termination Date, without the prior written consent of the Company, either directly or indirectly, on her own behalf or in the service of or on behalf of others, solicit or attempt to solicit for employment any person employed by the Company or its subsidiaries in the Territory, whether or not such person is a full-time employee or a temporary employee of the Company or its subsidiaries, and whether or not such employment is pursuant to a written agreement or independent contractor agreement and whether or not such employment is for a determined period or is at will.

(d) Non-Disparagement.  Employee agrees and covenants that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its affiliates, employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future. This Section 6(d) does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.  The Employee shall promptly provide written notice of any such order to the Board.

(e) Reasonableness.  Employee acknowledges and agrees that the covenants contained in this Section 6 (“Restrictive Covenants”) are reasonable and valid in all respects.  Further, if any Restrictive Covenants, or portion thereof, are declared to be invalid or unenforceable, Employee shall, as soon as possible, execute a supplemental agreement with the Company granting to the Company, to the extent legally permissible, the protection intended to be afforded to the Company by the Restrictive Covenants, or portion thereof, so declared invalid or unenforceable.

(f) Tolling.  Employee agrees that in the event the enforceability of any of the terms of this Section 6 shall be challenged in court and Employee is not enjoined from breaching the Restrictive Covenants set forth in this Section 6, then if a court of competent jurisdiction finds that the challenged covenants are enforceable, the time period restrictions specified in this Section 6 shall be deemed tolled upon the filing of the lawsuit involving the enforceability of this Section 6 until the dispute is finally resolved and all periods of appeal have expired.

(g) Indemnity.  Employee shall indemnify the Company from and against any and all actions, suits, proceedings, liabilities, damages, losses, costs and expenses (including attorneys’ and experts’ fees) arising out of or in connection with any breach or threatened breach by Employee of any one or more provisions of this Agreement.  The existence of any claim, demand, action or cause of action of Employee against the Company, shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein.

7. Work Product.  All Work Product shall be the exclusive property of the Company.  If any of the Work Product may not, by operation of law or otherwise, be considered the exclusive property of the Company, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in the Company, Employee hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product.  The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product.  Employee will promptly disclose any and all such Work Product to the Company. Employee agrees to perform, during or after termination of Employee’s employment by the Company, and without requiring the Company to provide any further consideration therefore, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of the Work Product as requested by the Company.

8. License.  To the extent that any pre-existing materials are contained in the materials Employee delivers to the Company or the Company’s customers, and such preexisting materials are not Work Product, Employee grants to the Company an irrevocable, exclusive, worldwide, royalty-free license to:  (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof and (ii) authorize others to do any of the foregoing.  Employee shall notify the Company in writing of any and all pre-existing materials delivered to the Company by Employee.  Employee acknowledges that the Company does not wish to incorporate any unlicensed or unauthorized materials into its products or technology.  Therefore, Employee agrees that Employee will not knowingly disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is confidential to any third party unless the Company has a written agreement with such third party or the Company otherwise has the right to receive and use such information.  Employee will not incorporate into Employee’s work any material which is subject to the copyrights, patent or other proprietary right of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material.

9. Defense or Prosecution of Claims.  Employee agrees that during her employment and following the termination of her employment for any reason, she will cooperate at the request of the Company in the defense or prosecution of any lawsuits or claims in which the Company, its affiliates and their respective managers, directors, employees, officers or equity holders may be or become involved and which relate to matters occurring while she was employed by the Company, unless and to the extent that (a) Employee receives a written opinion of counsel, which is provided to the Company, that Employee will suffer material harm or material prejudice as a result of such cooperation or (b) a material conflict of interest arises or exists with respect to such cooperation, and in each such case Employee shall cooperate to the maximum extent possible without incurring material harm or material prejudice or a material conflict of interest.

10. Specific Enforcement.  The Company and Employee agree that any violation of Sections 5, 6, 7 or 9 of this Agreement will cause irreparable injury to the Company and its affiliates and that, accordingly, the Company will be entitled, in addition to any other rights and remedies it may have at law or in equity, to seek an injunction enjoining and restraining Employee from doing or planning to do any such act and any other violation or threatened violation of Sections 5, 6, 7 or 9.  Employee agrees that the Company shall be entitled to recover from Employee all of the Company’s costs and expenses, including reasonable attorneys’ fees, incurred by the Company in the course of successfully enforcing this Agreement.

11. No Conflicting Obligations.  Employee represents and warrants to the Company that she is not now under any obligation of a contractual or other nature to any person or entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of her obligations hereunder.

12. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without respect to its principles of conflicts of laws.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect hereof, brought by the other party hereto or its successors or assigns, may be brought and determined in state or federal courts sitting in New York, New York, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  The provisions of this Agreement do not in any way limit or abridge any rights of the Company or any of its subsidiaries or other affiliates under the law of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of the Company’s rights under this Agreement.

13. Severability.  Each of the provisions of this Agreement shall be deemed separate and severable each from the other.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason by final judgment of a court of competent jurisdiction, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.  In the event that any provision or portion of this Agreement shall be determined by any court of competent jurisdiction to be unreasonable or unenforceable, in whole or in part, as written, Employee hereby consents to and affirmatively requests that such court reform such provision or portion of this Agreement so as to be reasonable and enforceable and that such court enforce such provision or portion of this Agreement as so reformed.

14. No Defense.  The existence of any claim, demand, action or cause of action of Employee against the Company, whether or not based upon this Agreement, will not constitute a defense to the enforcement by the Company of any covenant or agreement of Employee contained in Sections 5, 6, 7, 9 or 10 herein.

15. No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that this provision shall not prevent Employee from designating one or more beneficiaries to receive any amount after her death and shall not preclude her executor or administrator from assigning any right hereunder to the person or persons entitled thereto, and in the event of Employee’s death or a judicial determination of Employee’s incompetence, Employee’s rights under this Agreement shall survive and shall inure to the benefit of Employee’s heirs, beneficiaries and legal representatives.

16. Source of Payments; Offset.  All payments provided under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.  If, at any time and from time to time, including, without limitation, upon termination of Employee’s employment under this Agreement, the Company’s books and records reflect any amount or amounts due or that may be due from Employee to the Company, then to the extent not otherwise paid, such amount may be deducted by the Company from and offset against any amounts due by the Company to Employee.

17. Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

18. Notices.  Any notice or communication between the Company and Employee with respect to her Agreement or events covered thereby shall be performed or confirmed in writing and be deemed given when delivered in person, received by facsimile, or dispatched by registered or certified mail, return receipt requested, postage prepaid or by any overnight delivery service, as follows:

(i) If to the Company:

Nova Lifestyle, Inc.
6541 E. Washington Blvd.
Commerce, CA
Attention:  Chief Executive Officer

(ii)           If to Employee:

Thanh H. Lam
c/o Nova Lifestyle, Inc.
6541 E. Washington Blvd.
Commerce, CA

or at such other address as either party may have furnished to the other in accordance herewith, except that notices of change of address shall be effective only upon receipt.

19. Amendment and Waiver.  No provision of this Agreement may be amended or modified, unless such amendment or modification is in writing and signed by the Company and by Employee.  No waiver by either party hereto of any breach by the other party hereto of any condition or any provisions of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or waiver of a similar or dissimilar condition or provision at the same time or any subsequent time.

20. Successors and Assigns.  This Agreement shall inure to the benefit of the Company’s successors in interest, including, without limitation, successors through merger, consolidation, or sale of substantially all of the Company’s equity interests or assets, and shall be binding upon Employee.

21. Counterparts.  This Agreement may be executed in one or more counterparts, each of which will constitute an original but all of which together will constitute but a single document.

22. Prior Agreements.  This Agreement supersedes all previous agreements between the Company, including its affiliates, and Employee concerning terms and conditions of the employment of Employee by the Company and its affiliates, and all such previous agreements are hereby canceled by mutual consent.

23. Entire Agreement.  This Agreement supersedes the Original Agreement and that certain Select Salary Continuation Plan Agreement by and between Employee and FDSI and contains the entire agreement between the parties relating to Employee’s employment with the Company and its affiliates.  No statements, representations, promises or inducements made by any party hereto, or agreement of either party, which is not contained in this Agreement or in a writing signed by both parties and expressly providing that it is supplemental to this Agreement, shall be valid or binding.

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IN WITNESS WHEREOF, Employee has hereunder set her hand and seal, and the Company has caused this Agreement to be executed by its duly authorized officer, as of the day and year first above written.

“EMPLOYEE”: /s/ Thanh H. Lam Thanh H. Lam
“COMPANY”: Nova Lifestyle, Inc. By: /s/ Ya Ming Wong Name: Ya Ming Wong Title: Chief Executive Officer